EXHIBIT 99.2

Information: Paul V. Dufour Telephone: (972) 401-7391	For Immediate Release August 13, 2004

IMCO RECYCLING ANNOUNCES THE RESIGNATION OF

A MEMBER OF ITS BOARD OF DIRECTORS

Irving, Texas — IMCO Recycling Inc. (NYSE:IMR) today announced that James C. Cooksey has resigned from the company’s board of directors in order to devote more time to other business interests.

Mr. Cooksey is chief executive officer of Jackson & Cooksey, Dallas, Texas, a firm that provides corporate real estate advisory services. He has been a member of the board of directors of IMCO Recycling since 2002.

John E. Balkcom, chairman of the company’s board of directors, said that Mr. Cooksey’s advice and guidance “have been an important asset in IMCO’s growth and progress, and in the discussions which led to our announced proposal to merge with Commonwealth Industries, Inc. We very much appreciate the contributions he has made to the deliberations of the board.”

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements regarding the upcoming merger with Commonwealth. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, completion of the merger which, in turn, is subject to, among other things, the approval of the stockholders of both companies and the receipt of certain regulatory approvals; additional severance or similar costs incurred prior to completion of the merger; the success of IMCO and Commonwealth in securing sufficient financing on adequate terms to refinance certain of their outstanding debt; future unutilized capacity of the company’s various facilities; longer-than-expected shutdowns of auto manufacturing facilities for model changeovers or for other reasons; the availability at favorable cost of aluminum scrap and other metal supplies that the company processes; restrictions in place on the company’s capital expenditures and future growth imposed by its credit facilities; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; the continuation of, or further declines in, the U.S. can recycling rate; future natural gas and other fuel costs of the company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future downturns in the automotive markets in the U.S. and Europe; future decreases in recycling outsourcing by primary producers; future levels and timing of capital expenditures; fluctuations in operating margins for the products and services the company provides; the financial condition of its customers and the retention of its major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2003, and on Form 10-Q for the quarter ended June 30, 2004, particularly the sections entitled “Cautionary Statements For Purposes of Forward-Looking Statements” contained therein.

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